Kingstone Companies, Inc. 15 Joys Lane Kingston, NY 12401 Phone: (845) 802-7900 Fax: (845) 853-1890 www.kingstonecompanies.com Contact: Barry Goldstein, CEO

News Release

Kingstone Companies Commences Public Offering

Kingston, New York—December 3, 2013--Kingstone Companies, Inc. (NASDAQ: KINS) (the “Company” or “Kingstone”) today announced that it has commenced an underwritten public offering of 2,500,000 shares of its common stock.  Sandler O’Neill + Partners, L.P., the underwriter of the offering, will have a 30-day option to purchase from the Company up to an additional 15% of the shares offered to cover over-allotments, if any.

The Company intends to use the net proceeds of the offering (i) to contribute capital to its insurance subsidiary, Kingstone Insurance Company, to support growth, including possible product expansion; (ii) to repay indebtedness; and (iii) for general corporate purposes, which may include acquisitions.

A registration statement, as amended, relating to these securities has been filed with the Securities and Exchange Commission (the “SEC”) but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time that the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. A copy of the registration statement, as amended, can be accessed through the SEC’s website at www.sec.gov.

A copy of the preliminary prospectus related to the offering may be obtained from Sandler O'Neill + Partners, L.P., Attention: Syndicate Department, 1251 Avenue of the Americas, 6th Floor, New York, NY 10020, or by calling toll-free 1-866-805-4128 or emailing syndicate@sandleroneill.com.

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About Kingstone

Kingstone is a property and casualty insurance holding company whose principal operating subsidiary, Kingstone Insurance Company, is domiciled in the State of New York. Kingstone is a multi-line regional property and casualty insurance company writing business exclusively through independent retail and wholesale agents and brokers. Kingstone is licensed to write insurance policies in New York and Pennsylvania. Kingstone offers property and casualty insurance products to individuals and small businesses primarily in New York State.

Forward-Looking Statements

Statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical facts, may be forward-looking statements.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors.  More information about these factors can be found in Kingstone’s filings with the Securities and Exchange Commission, including its latest Annual Report filed with the Securities and Exchange Commission on Form 10-K.  Kingstone undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.